Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated March 31, 2025 on the consolidated financial statements of StartEngine Crowdfunding, Inc. as of December 31, 2024 and 2023 and for the years then ended included herein on the Regulation A Offering Circular of StartEngine Crowdfunding, Inc. on Form 1-A.

Haynie & Company

Salt Lake City, Utah

August 28, 2025